CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-221045 on Form N-1A of our report dated January 5, 2018, relating to the financial statements of American Century ETF Trust, including American Century STOXX® U.S. Quality Value ETF and American Century Diversified Corporate Bond ETF, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Kansas City, Missouri
June 18, 2018